UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2009

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 9, 2009, Nanogen, Inc. (the “Company”) received a notice of default from General Electric Capital Corporation (“GE”) under the Master Security Agreement dated June 15, 2001 between the Company and GE relating to the financing of certain equipment operated by the Company (the “Agreement”). The notice was issued as a result of the Company’s failure to make certain scheduled principal and interest payments in respect of the indebtedness under the Agreement. As a result of the default, GE is entitled to exercise certain rights and remedies, including but not limited to the right to declare the total outstanding indebtedness in the amount of approximately $264,000 to be immediately due and payable, and to impose a default rate of interest on such accelerated indebtedness at a rate equal to 18% per annum. In addition, a default under the Agreement may cause an event of default under the Company’s Debentures, New Notes and Bridge Notes (collectively, the “Notes”). Upon the occurrence of an event of default under the Notes, the note holders may require the Company to redeem all or a portion of the Notes at a redemption price in cash as determined pursuant to the terms of such Notes. The terms of the Notes and copies of such Notes can be found in the Company’s prior filings with the Securities and Exchange Commission (the “SEC”).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 12, 2009, the Company received a Staff Determination letter from NASDAQ (the “Delisting Notice”) indicating that the Company is subject to delisting proceedings due to non-payment of certain outstanding fees as required for continuing listing set forth in NASDAQ’s Marketplace Rule 4310(c)(13). If the Company elects not to appeal the Delisting Notice, the trading of the Company’s common stock will be suspended at the opening of business on March 23, 2009, and a Form25-NSE will be filed with the SEC which will remove the Company’s common stock from listing and registration on The NASDAQ Stock Market. The Company currently does not plan to file an appeal for the Delisting Notice.

The Delisting Notice also states that the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a “Form 211”) is cleared. Pursuant to NASD Marketplace Rules 6530 and 6540, a Form 211 cannot be cleared if the Company is not current in its filing obligations with the SEC. Only a market maker, not the Company, may file a Form 211.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: March 13, 2009	By:	/s/ Nicholas J. Venuto
	Name:	Nicholas J. Venuto
	Title:	Chief Financial Officer